Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT (“AGREEMENT”) is made as of August 17, 2011 and is effective as of September 12, 2011 (the “Effective Date”), by and between Hampton Roads Bankshares, Inc. (collectively, with Bank of Hampton Roads and Shore Bank, the “Bank”) and John A.B. Davies, Jr. (the “Consultant”).

WHEREAS, the Consultant possesses certain valuable knowledge, professional skills and expertise which will contribute to the success of the business of the Bank and its affiliates; and

WHEREAS, it is the desire of the Bank and the Consultant to have the Consultant serve as an independent contractor in a consulting capacity to the Bank; and

WHEREAS, the Bank and the Consultant desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.                                                   Services; Term.

(a)           The Bank and the Consultant agree that the Bank shall require, and Consultant shall provide, 1,000 hours of service as an independent contractor in a consulting capacity to the Bank from the Effective Date through September 11, 2012 (the “Term”).  During the Term, Consultant agrees upon reasonable notice to perform those services reasonably requested of him in writing by the Chairman of the Board or the Chief Executive Officer of the Bank. The type of services he may be requested to perform are described in Exhibit A.

(b)           The Bank and Consultant agree that Consultant shall furnish services as an independent contractor and not as an employee of the Bank.  Consultant has no power or authority to act for, represent, or bind the Bank in any matter, including but not limited to, entering into contracts or agreements.  As an independent contractor, Consultant will have no supervisory or management level control over Bank employees.  Consultant acknowledges that, as an independent contractor, the compensation that he receives shall not be considered “wages” for purposes of income tax withholding, FICA, and unemployment taxes.  Consultant further acknowledges that he is solely responsible for any tax liability arising from payments made under this Agreement, and he agrees to indemnify the Bank from any and all liability that may be assessed against the Bank for his failure to pay taxes on such compensation.

(c)           The Consultant acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.                                Compensation.

(a)           As compensation for the services to be rendered by the Consultant in accordance with Section 1(a) above, the Consultant shall receive an amount equal to $41,667.00 per month for twelve consecutive months beginning October 12, 2011, subject to adjustment based on the number of hours of service performed during the prior month at an hourly rate of $500, not to exceed a total of $500,000 during the Term.

(b)           The Bank shall reimburse Consultant for reasonable and customary expenses incurred by Consultant in connection with the performance of services rendered pursuant to this Agreement, subject to approval by the Bank in advance.  In order to receive reimbursement for expenses, Consultant shall submit timely records and receipts of said expenses to the Bank.

(c)           During the Term, the Bank shall provide Consultant with the use of a vehicle.

(d)           If Consultant refuses or is unable to provide services under Section 1(a) such that he will not provide 1,000 hours of services during the Term, the Bank may terminate this Agreement and no further compensation will be paid under this Agreement.

Section 3.                                Confidentiality.

Consultant covenants and agrees that any and all information concerning the customers, businesses and services of the Bank and its related companies, subsidiaries, and affiliates of which he has knowledge or access as a result of this Agreement, shall be deemed confidential in nature and shall not, without prior written consent of the Bank, be directly or indirectly used, disseminated, disclosed or published by Consultant to third parties other than in connection with the usual conduct of the business of the Bank.  Such information shall expressly include, but shall not be limited to, information concerning the trade secrets, business operations, business records, employee information, customer lists or other customer information of the Bank and its related companies, subsidiaries, and affiliates.  In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Bank with the maximum protection.  This Section 3 shall not be applicable to any information which, through no misconduct or negligence of Consultant, has previously been disclosed to the public by anyone other than Consultant.

Section 4.                                Regulatory Requirements.

Notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make any payment under this Agreement to the extent such payment is prohibited by the Board of Governors of the Federal Reserve System pursuant to the terms of those regulations presently found at 12 C.F.R. part 359 or to the extent that any required governmental approval of the payment is not received or such payment is specifically prohibited by any state or federal statutes or regulations thereunder; any provisions of this Agreement in violation of the foregoing are null and void ab initio, and any payment made in violation of the foregoing shall be immediately returned by Consultant to the Bank.  The parties agree that they are unaware of any such prohibition or required governmental approval.

Section 5.                                   Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.                                    Governing Law.

Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 7.                                    Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 8.                                     Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 17th day of August, 2011.

HAMPTON ROADS BANKSHARES, INC.

/s/ John A.B. Davies, Jr.	By:	/s/Henry P. Custis, Jr.
John A.B. Davies, Jr.		Henry P. Custis, Jr.
Chairman

EXHIBIT A

•	Continue to work with the various existing advisory boards (including Richmond, Norfolk, and Outer Banks) and such other advisory boards as may be established in the future;
•	Work on business development matters with prospective bank customers;
•	Provide assistance with existing bank customers with whom Consultant has had a significant relationship over the past two years;
•	Provide guidance and history on some of the major troubled loans and loan relationships which Consultant has dealt with over the last two years.
•	Attend various bank business functions;
•	Assist the Board and management with establishing and refining significant policies and procedures;
•	Provide bank history on matters of importance occurring during the last two years;
•	Provide such analysis as may be reasonably requested by the Board of Directors or management of the Bank on a periodic basis; and
•	Cooperate with the Bank in furthering its best interests.